Exhibit 10.10

MGM Growth Properties LLC

2016 DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), hereby establishes this nonqualified deferred compensation plan for (i) members of the Board of Directors of the Company and (ii) members of any Affiliate Board, in each case, who are not employees or officers of the Company and its Affiliates (“Non-Employee Directors”), which plan is known as the MGM Growth Properties LLC 2016 Deferred Compensation Plan for Non-Employee Directors (the “Plan”). The purpose of the Plan is to enhance the Company’s and its Affiliates’ ability to attract and retain Non-Employee Directors whose training, experience and ability will promote the interests of the Company and to directly align the interests of such Non-Employee Directors with the interests of the Company’s shareholders. The Plan is designed to permit Non-Employee Directors to defer the receipt of all or a portion of the compensation otherwise payable to them for services to the Company.

The Plan is effective as of April 18, 2016 (the “Effective Date”). The Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for the Non-Employee Directors and, as such, is not an “employee benefit plan” within the meaning of Title I of ERISA (as defined below).

ARTICLE I

DEFINITIONS

1.1 “Administrator” means the administrator that has been appointed by the Board pursuant to Article V of the Plan.

1.2 “Affiliate” means any corporation or any other entity (including, but not limited to, a partnership or a limited liability company), that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the corporation or other entity in question.

1.3 “Affiliate Board” means the board of directors, board of managers or similar administrative body of any Affiliate of the Company.

1.4 “Board” means the Board of Directors of the Company or such committee thereof (for avoidance of doubt, comprised solely of one or more members of the Board of Directors of the Company) to which the Board of Directors of the Company delegates one or more of its obligations, responsibilities and authorities under the Plan from time to time.

1.5 “Cash Fees” shall have the meaning set forth in Section 3.2(b) of the Plan.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Company” means MGM Growth Properties LLC.

1.8 “Deferred Compensation Accounts” shall have the meaning set forth in Article III of the Plan.

1.9 “Deferred Share Unit” shall have the meaning set forth in Section 3.3 of the Plan.

1.10 “Dividend Equivalent Amount” shall have the meaning set forth in Section 3.3(f)(ii) of the Plan.

1.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12 “Fees” includes all fee income payable to Non-Employee Directors for their service on the Board, including, but not limited to (a) annual retainer fees (whether paid in equity (including RSUs) or cash) and (b) compensation that may be payable to such Non-Employee Directors for serving on any of the committees of the Board, as chairperson of any of the committees of the Board or as Lead Director. The term “Fees” does not include travel payments that may be made to such Non-Employee Directors as a result of attending meetings of the Board or payments that constitute reimbursement for expenses incurred by a Non-Employee Director in connection with his or her services to the Board. Notwithstanding anything herein to the contrary, fee income payable to Non-Employee Directors for their service to Affiliate Boards shall not be considered “Fees” for purposes of this Plan unless approved by the Board.

1.13 “Measurement Fund” shall have the meaning set forth in Section 3.3 of the Plan.

1.14 “Participant” means a Non-Employee Director (and, if applicable, his or her beneficiaries) who has elected to participate in the Plan.

1.15 “Plan Year” means (a) initially, the period commencing on the Effective Date and terminating on December 31, 2016, and (b) thereafter, each full or partial calendar year during which this Plan is in effect.

1.16 “Restricted Share Unit” or “RSU” means an award granted to a Non-Employee Director who is a member of either the Board or an Affiliate Board pursuant to Article 8 of the Company’s 2016 Omnibus Incentive Plan, as amended from time to time, in consideration of the Participant’s past or expected future provision of services to the Company.

1.17 “Service End Date” means the first day of the month following the month in which the Participant terminates his or her services as a Non-Employee Director.

1.18 “Share” means a share of Class A common shares representing limited liability company interests of the Company.

1.19 “Subsidiary” means any corporation, limited liability company or partnership in which the Company owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

ARTICLE II

PARTICIPATION REQUIREMENTS

2.1 Eligibility. All Non-Employee Directors are eligible to participate in the Plan. A Non-Employee Director will be deemed a Participant in the Plan if he or she defers all or a portion of the RSUs and/or other Fees to be earned during a Plan Year as provided herein.

2.2 Elections.

(a) General Rules.

(i) Annual Election. The election to defer all or a portion of the Participant’s RSUs and/or other Fees for the next Plan Year, as well as the election of the form and timing of any distributions on the Participant’s behalf with respect to the amount deferred during such Plan Year, shall be made by submitting an election form, whether written or electronic (as determined by the Board from time to time and in its sole discretion), to the Board or its designee not later than the last day immediately preceding such Plan Year, and shall become effective on the date such election form is thus delivered.

(ii) First Plan Year. In the case of a Non-Employee Director who first becomes eligible to participate in the Plan on the Effective Date, any election to defer all or a portion of the Non-Employee Director’s RSUs and/or other Fees for the Plan Year commencing on the Effective Date, as well as any election as to the form and timing of any distributions on the Non-Employee Director’s behalf with respect to the amount deferred during the Plan Year commencing on the Effective Date, shall be made by submitting an election form, whether written or electronic (as determined by the Board from time to time and in its sole discretion), to the Board or its designee not later than the Effective Date, and shall become effective on the date such election form is thus delivered; provided, however, that with respect to any such initial election, no RSUs and/or other Fees attributable to the period before which the election is made and becomes effective are eligible for deferral under this Plan.

(iii) Newly Eligible Non-Employee Director. In the case of a Non-Employee Director who first becomes eligible during a Plan Year other than as set forth in Section 2(a)(ii) hereof, any election to defer all or a portion of the Non-Employee Director’s RSUs and/or other Fees for the then-current Plan Year, as well as any election as to the form and timing of any distributions on the Non-Employee Director’s behalf with respect to the amount deferred during such Plan Year, shall be made by submitting an election form, whether written or electronic (as determined by the Board from time to time and in its sole discretion), to the Board or its designee not later than thirty (30) days after such Non-Employee Director first becomes eligible to participate in this Plan, and shall become effective on the date such election is thus delivered; provided, however, that with respect to any such initial election, no RSUs and/or other Fees attributable to the period before which the election is made and becomes effective are eligible for deferral under this Plan.

(iv) Election Irrevocable. Any election made pursuant to Section 2(a)(i), (ii) or (iii) shall be irrevocable from and following the date it becomes effective except as set forth below.

(b) Amendment of Election Form. Each Participant may amend his or her election forms with respect to his or her Deferred Compensation Account balance (i) to change the previously-elected form of distribution in respect of all distributions under the Plan to another distribution form permitted under Section 4.1, or (ii) to change the starting date for commencement of all payments under the Plan to another definitely determinable date, provided, however that such election shall be made in the manner specified by the Company. Notwithstanding the foregoing, to be effective, any election made pursuant to this Section 2.2(b) must satisfy the following conditions: (x) it must be made at least twelve months prior to the date as of which distribution to the Participant in respect of his or her Deferred Compensation Account would otherwise have been made to the Participant and (y) it must defer the commencement date of distribution to the Participant in respect of his or her Deferred Compensation Account for at least five (5) years from the date that would have applied absent such election.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1 Establishment of Deferred Compensation Accounts. An account shall be established for each Participant which shall be designated as his or her Deferred Compensation Account. Each Participant’s Deferred Compensation Account may be sub-allocated as a recordkeeping matter and accounting convenience, but the Company shall not be required to segregate any amounts credited to the Deferred Compensation Accounts in any manner or in any form, except in its sole discretion.

3.2 Crediting Deferred Compensation Accounts.

(a) Crediting of RSUs to Deferred Compensation Accounts. Upon the execution of a valid election form pursuant to Section 2.2(a) with respect to the deferral of RSUs, such deferred RSUs shall be credited to the Participant’s Deferred Compensation Accounts as of the date the award would have otherwise vested.

(b) Crediting of Other Fees to Deferred Compensation Accounts. Upon the execution of a valid election form pursuant to Section 2.2(a) with respect to the deferral of Fees other than RSUs attributable to services performed by the Participant in the next Plan Year (such Fees referred to herein as “Cash Fees”), such Fees shall be credited to the Participant’s Deferred Compensation Accounts on the last day of the fiscal quarter to which such Fees relate.

3.3 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Board, in its sole discretion,

amounts shall be credited or debited to a Participant’s Deferred Compensation Account in accordance with the following rules:

(a) Election of Measurement Funds. Solely with respect to (i) Cash Fees deferred under the Plan and (ii) Dividend Equivalent Amounts, a Participant may elect, on an election form provided by the Board, one or more Measurement Fund(s) (as described in Section 3.3(c)) to be used to determine the additional amounts to be credited or debited to the Participant’s Deferred Compensation Account. A Participant may elect to add or delete one or more available Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to the Participant’s Deferred Compensation Account, or, other than with respect to changes between the Company share fund and any other Measurement Fund, to change the portion of the Cash Fees and/or Dividend Equivalent Amounts deferred under the Participant’s Deferred Compensation Account allocated to each previously or newly elected Measurement Fund. A Participant may elect to make such a change by submitting an election form, whether written or electronic (as determined by the Board from time to time and in its sole discretion), to the Board or its designee. Any election so made and accepted by the Board shall apply no later than the third business day following the Board’s acceptance of the election. Any such election shall continue to apply to Cash Fees and/or Dividend Equivalent Amounts deferred under the Participant’s Deferred Compensation Account, unless subsequently changed in accordance with this Section 3.3(a). Once an election has been made to allocate deferred Cash Fees and/or Dividend Equivalent Amounts to the Company share fund, the Participant shall not be permitted to change such election to allocate such Cash Fees and/or Dividend Equivalent Amounts to a different Measurement Fund.

(b) Proportionate Allocation. In making any election described in Section 3.3(a) with respect to Cash Fees, the Participant shall specify on the election form, in increments of one percentage point (1%), the percentage of the Cash Fees deferred under the Participant’s Deferred Compensation Account to be allocated to a Measurement Fund (as if the Participant were making an investment in that Measurement Fund with that portion of the Participant’s Deferred Compensation Account). In making any election described in Section 3.3(a) with respect to Dividend Equivalent Amounts, the Participant shall specify on the election form that one hundred percent (100%) of all Dividend Equivalent Amounts are to be allocated to a Measurement Fund (as if the Participant were making an investment in that Measurement Fund with the entirety of all Dividend Equivalent Amounts within the Participant’s Deferred Compensation Account).

(c) Measurement Funds. A Participant may elect one or more measurement funds (the “Measurement Funds”) from among those selected by the Board for the purpose of crediting or debiting additional amounts to the Participant’s Deferred Compensation Account. Measurement Funds selected by the Board may include one or more mutual funds, a fixed interest crediting rate formula, a Company share fund and/or other investment alternatives. As necessary, the Board may, in its sole discretion, discontinue, substitute or add Measurement Funds. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days or more the day on which the Board gives Participants advance written notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Board, in which case notice of the change shall be given as soon as administratively practical. In selecting the Measurement Funds that are available from time to time, neither the Board nor the Company shall be liable to any Participant for such selection or adding, deleting or continuing any available Measurement Fund. The Participant shall bear full responsibility for all results associated with the Participant’s selection of Measurement Funds under this Section 3.3, and the Company shall have no responsibility or liability with respect to the Participant’s selection of such Measurement Funds.

(d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be reasonably determined by the Board. The portion of a Participant’s Deferred Compensation Account that relates to Cash Fees and/or Dividend Equivalent Amounts deferred under the Plan shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant.

(e) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to the Participant’s Deferred Compensation Account thereof, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Deferred Compensation Account shall not be considered or construed in any manner as an actual investment of the Participant’s Deferred Compensation Account in any such Measurement Fund. In the event that the Company, in its sole discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Deferred Compensation Account shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Company; and the Participant shall at all times remain an unsecured creditor of the Company.

(f) Deferred Share Units. (i) With respect to the portion of a Participant’s Deferred Compensation Account attributable to deferred RSUs and the portion of a Participant’s Deferred Compensation Account attributable to Cash Fees and/or Dividend Equivalent Amounts for which the Measurement Fund selected is the Company share fund, such amounts will be deemed invested in deferred share units that are intended to mirror the performance of Shares, with each deferred share unit the equivalent of one Share (“Deferred Share Units”). Any such Deferred Share Units attributable to Cash Fees and/or Dividend Equivalent Amounts shall be treated as Restricted Share Units (which, for avoidance of doubt, have been granted pursuant to Article 8 of the Company’s 2016 Omnibus Incentive Plan, as amended from time to time, subject to a period of restriction). Such amounts will be credited under the Plan as if the Participant had actually purchased Shares on the date of such deferral. (ii) If dividends on the Shares are declared while a Participant holds Deferred Share Units in his or her Deferred Compensation Account, additional amounts (“Dividend Equivalent Amounts”) will be credited to such Participant’s Deferred Compensation Account as follows: (A) If a Participant has elected to have Dividend Equivalent Amounts credited to the Company share fund, then additional Deferred Share Units will be credited to such Participant’s Deferred Compensation Account in the following manner. First, a notional value equal to the cash value of dividends that would be paid upon the same number of whole Shares as the Participant has Deferred Share Units in his or her Deferred Compensation Account on the dividend crediting date (e.g., the date such dividend is payable) will be calculated. Second, as of the same date, such notional value will be deemed to be allocated to the Participant’s Deferred Compensation Account and credited to a corresponding number of Deferred Share Units to such Deferred Compensation Account (in whole or fractional units), as soon as administratively practicable. (B) If a Participant has elected to have Dividend Equivalent Amounts credited to a Measurement Fund other than the Company share fund, then additional amounts will be credited to such Participant’s Deferred Compensation Account in the following manner. First, a notional value equal to the cash value of dividends that would be paid upon the same number of whole Shares as the Participant has Deferred Share Units in his or her Deferred Compensation Account on the dividend crediting date (e.g., the date such dividend is payable) will be calculated. Second, as of the same date, such notional value will be deemed to be allocated to the Participant’s Deferred Compensation Account and credited to the applicable Measurement Fund (other than the Company share fund) elected by the Participant, as soon as administratively practicable. (iii) For the avoidance of doubt, deferred RSUs must always be hypothetically invested in Deferred Share Units; however, although Cash Fees and Dividend Equivalent Amounts deferred under the Plan may be hypothetically invested in any of the Measurement Funds, including Deferred Share Units, once invested in Deferred Share Units, deferred Cash Fees and Dividend Equivalent Amounts may not be transferred to any other Measurement Funds.

(g) Valuation of Deferred Compensation Account. With respect to any distribution for a Participant’s Deferred Compensation Account as provided for in Article IV of the Plan, the aggregate value of any such distribution shall be valued as of the date of distribution.

ARTICLE IV

DISTRIBUTIONS FROM THE PLAN

4.1 Timing and Form of Distribution. The Company shall pay to the Participant (or, in the event of the Participant’s death, to the Participant’s designated beneficiary) a sum equal to the amount then standing to his or her credit in his or her Deferred Compensation Account (plus earnings or losses as provided for under Section 3.3 herein), in the following manner:

(a) Lump Sum or Installment Payments. Payments shall be made in a lump sum, or in installments (to the extent made available by the Administrator), as elected by the Participant in his or her deferral election form, to begin within 90 days following the Participant’s Service End Date. In the event an installment option is chosen, such installments shall be as nearly equal as practicable and shall continue even if the Participant again serves on the Board. The form of distribution for that portion of a Participant’s Deferred Compensation Account deemed invested in Deferred Share Units shall be Shares; provided, that any fractional Shares shall be paid in cash. The form of distribution for that portion of a Participant’s Deferred Compensation Account deemed invested in Measurement Fund(s) other than Deferred Share Units shall be cash.

(b) Small Account Balances – Lump Sum Payout. Notwithstanding the foregoing, in the event the amount scheduled for distribution on or following the Participant’s Service End Date in installments (rather than lump sum) is ten thousand dollars ($10,000) or less at the time distributions would commence by reason of the application of this Section 4.1(b), payment of such portion of Participant’s Deferred Compensation Account balance shall be made in a single lump sum within 90 days of the date such distribution would otherwise have commenced, notwithstanding the form of benefit payment elected by the Participant.

(c) Normal Form of Benefits. In the event no election is made pursuant to this Article IV, payments shall be made in lump sum within 90 days following the Participant’s Service End Date.

(d) Death of Participant. Notwithstanding the above, if the Participant dies (either before payments commence from the Plan or while such payments are being made), the balance of the Participant’s Deferred Compensation Account shall immediately become due and payable in one lump sum to the Participant’s beneficiary or, if no beneficiary is designated or then living, to the Participant’s estate within 90 days of the date of the Participant’s death.

ARTICLE V

ADMINISTRATION OF THE PLAN

5.1 Administration of the Plan. The Board shall appoint an Administrator to administer the Plan, which Administrator shall be comprised of one or more executive officers of the Company. The Administrator shall maintain such procedures and records as will enable the Administrator to determine the Participants and their beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

5.2 General Powers of Administration. The Board shall have the exclusive right, power, and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; to resolve any ambiguity or inconsistency or provide for any omission under the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Board or the Administrator shall be conclusive and binding on the Company and the Participants. The Plan is designed to comply with the applicable requirements of Section 409A of the Code and the regulations promulgated thereunder, and shall be administered and construed to the maximum extent possible consistent with the requirements of such Section and such regulations.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment of the Plan. The Administrator shall have the authority to adopt minor amendments to the Plan without prior approval by the Board that:

(a) are necessary or advisable for purposes of complying with applicable laws and regulations;

(b) relate to administrative practices under the Plan (including, but not limited to, the establishment of any procedures or processes or accounts related to the distribution of Shares or other amounts under the Plan); or

(c) have an insubstantial financial effect on the Plan.

The Board shall have the authority to adopt any other amendments to the Plan not encompassed under the terms of the preceding sentence. Any such amendments must be made by written instrument, and notice of such amendments shall be provided as soon as practicable to Participants after their adoption.

6.2 Limitations on Amendment or Termination of the Plan. The Company reserves the right to amend or terminate the Plan in any respect and at any time, without the consent of Participants or beneficiaries; provided, however, that the following conditions with respect to such amendment or termination must be satisfied in order for such amendment or termination to be binding and in effect:

(a) Such amendment or termination must be made pursuant to a written resolution of the Board which is approved thereafter by the Board; and

(b) Such amendment or termination resolution may not adversely affect the rights of any Participant or beneficiary to receive benefits earned and accrued under the Plan prior to such amendment or termination; provided, however, that the following shall not be deemed to violate this provision:

(i) any acceleration of payments of amounts accrued under the Plan by action of the Board or by operation of the Plan’s terms; or

(ii) any decision by the Board to limit participation (or other features of the Plan) prospectively under the Plan.

ARTICLE VII

GENERAL PROVISIONS

7.1 Shares Issued Under the Plan. Any Shares that are distributed under the Plan in accordance with Article IV shall be funded from the share pool available under the Company’s 2016 Omnibus Incentive Plan, as amended from time to time, or any other equity incentive plan of the Company. No shares shall be separately issuable under the Plan.

7.2 Participant’s Rights Unsecured and Unfunded. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for Non-Employee Directors, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, no assets of the Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. Amounts referenced in Participant account statements are only recordkeeping devices reflecting such liability for accrued benefits, and do not reflect any actual amounts credited. The right of a Participant (or his or her Beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company or any successor to the Company. All payments under the Plan shall be made from the general funds of the Company or any successor. The Company is not required to set aside money or any other property to fund its obligations under the Plan, and all amounts that may be set aside by the Company prior to the distribution of account balances under the terms of the Plan remain the property of the Company (or, if applicable, any successor). Notwithstanding the foregoing, nothing in this Section 7.2 shall preclude the Company, in its sole discretion, from establishing a “rabbi trust” or other vehicle in connection with the operation of this Plan, provided that no such action shall cause the Plan to fail to be an unfunded plan designed to provide deferred compensation benefits for Non-Employee Directors within the meaning of Title I of ERISA.

7.3 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

7.4 No Creation of Employee Rights; Plan is Not A Contract of Employment. Participation in the Plan shall not be construed to give or deem any Participant to be an employee of the Company. This Plan shall not constitute a contract of employment between the Company and any Participant.

7.5 Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, anticipation, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.6 Applicable Law; Severability. The Plan shall be construed and administered under the laws of the State of Delaware, except to the extent that such laws are preempted by ERISA, if applicable. In the event any provision of this Plan shall be determined to be illegal or invalid for any reason, the remaining portion(s) shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

7.7 No Impact on Other Benefits. Amounts accrued under the Plan shall not be included in a Participant’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company.

7.8 Incapacity of Recipient. If a Participant or other beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.

7.9 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

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